SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 6th day of October, 2014 to the Distribution Agreement, dated as of August 22, 2013, as amended November 5, 2013 (the “Agreement”) is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Vident Core U.S. Bond Strategy ETF in the manner set forth herein;

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ James R. Schoenike
Name: Michael D. Barolsky		Name: James R. Schoenike
Title: Vice President		Title: President

Vident	1

AMENDED SCHEDULE A

List of Funds

Name of Series
Vident International Equity Fund
Vident Core U.S. Equity Fund
Vident Core U.S. Bond Strategy ETF

Vident	2